EXHIBIT 12.1

              CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                     AND PREFERRED AND PREFERENCE STOCK DIVIDENDS
                                (THOUSANDS OF DOLLARS)



                                          Six Months
                                             Ended     Twelve Months Ended
                                           June 30,        December 31,
                                           --------  -----------------------

                                             1997        1996        1995
                                             ----        ----        ----
     FIXED CHARGES:

       Interest on long-term debt  . . .   $43,754      $88,478     $95,391

       Other interest  . . . . . . . . .     5,521       10,926       7,033
       Portion of lease payments
         representing an interest factor    22,179       44,357      44,386

       Dividend requirement  . . . . . .     8,838       14,385       7,374
                                            -------      -------     -------
          Total Fixed Charges  . . . . .   $80,292     $158,146    $154,184
                                           --------    ---------   ---------



     EARNINGS:
       Income from continuing              $91,875     $179,138    $170,563
     operations  . . . . . . . . . . . .

       Income taxes  . . . . . . . . . .    43,816*      87,388*     96,661*
       Fixed Charges as above  . . . . .    80,292      158,146     154,184
                                           --------     --------   ---------

              Total Earnings . . . . . .  $215,983     $424,672    $421,408
                                          ---------    ---------   ---------


     RATIO OF EARNINGS TO COMBINED
       FIXED CHARGES AND PREFERRED
       AND PREFERENCE STOCK
       DIVIDENDS . . . . . . . . . . . .     2.69        2.69        2.73
                                             ====        ====        =====


                                        Twelve Months Ended
                                           December 31,
                                      -----------------------

                                       1994    1993      1992
                                       ----    ----     ----
     FIXED CHARGES:

       Interest on long-term debt   $101,027  $108,479  $123,402

       Other interest  . . . . . . .  4,050    2,718       1,767
       Portion of lease payments
        representing an interest     44,839   45,925      60,721
     factor  . . . . . . . . . . . .

       Dividend requirement  . . . .  9,355   14,368      17,940
                                     ------- -------    --------
          Total Fixed Charges  . . .
                                   $159,271  $171,490    $203,830
                                   --------- --------   ---------



     EARNINGS:
       Income from continuing
                                   $156,816   $141,407   $141,518
        operations . . . . . . . . .

       Income taxes  . . . . . . . . 92,973*   79,822*    111,934*
       Fixed Charges as above  . . .
                                    159,271   171,490     203,830
                                   --------- --------    ---------

              Total Earnings . .  $409,060   $392,719   $457,282
                                  --------- --------   ---------

     RATIO OF EARNINGS TO COMBINED
       FIXED CHARGES AND PREFERRED
       AND PREFERENCE STOCK
       DIVIDENDS . . . . . . . . . .  2.57     2.29    2.24
                                       ====    =====   =====




          The Company's share of the fixed charges of an unaffiliated coal supplier, which amounted to approximately $1.4 million for the six months ended June 30, 1997, has been excluded from the ratio.

          *Earnings available for fixed charges include $6.0 million for the six months ended June 30, 1997, and $12 million, $13.5 million, $13.5 million and $10.4 million for the twelve months ended December 31, 1996, 1995, 1994 and 1993, respectively, due to a financial statement reclassification related to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The ratio of earnings to fixed charges, absent this reclassification, equals 2.76 for the six months ended June 30, 1997, and 2.76, 2.82, 2.65 and 2.35 for the twelve months ended December 31, 1996, 1995, 1994 and 1993, respectively.